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                                                                  EXHIBIT 10.14


                                 PLAN OF MERGER

                AMONG INFOCURE CORPORATION, ERACDEM CORPORATION,

                         KCOMP MANAGEMENT SYSTEMS, INC.

                            AND THE SHAREHOLDERS OF

                         KCOMP MANAGEMENT SYSTEMS, INC.





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                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
SECTION I.
         DEFINITIONS                                                                                              1
                  1.1      Certain Definitions....................................................................1

SECTION II.
         THE MERGER                                                                                               3
                  2.1      Constituent Corporations...............................................................3
                  2.2      Effective Date.........................................................................3
                  2.3      Merger of Company into Eracdem.........................................................4
                  2.4      Additional Documents...................................................................4
                  2.5      Amendment of Articles of Incorporation.................................................4
                  2.6      Bylaws.................................................................................4
                  2.7      Directors and Officers.................................................................4
                  2.8      Conversion of Shares of the Company....................................................4
                  2.9      Shares of Eracdem after the Effective Date.............................................5
                  2.10     Dissenters Rights......................................................................5
                  2.11     Treasury Shares of Company.............................................................5
                  2.12     Rights of Shareholders after Effective Date............................................5
                  2.13     Escrow.  ..............................................................................5
                  2.14     Net Worth Shortfall....................................................................5
                  2.15     Additional Consideration...............................................................6
                  2.16     Outstanding Notes/Election.............................................................7
                  2.17     Tax Covenants.  .......................................................................8

SECTION III.
         REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS                                                       8
                  3.1      Corporate and Shareholder..............................................................8
                  3.2      Financial Statements..................................................................10
                  3.3      Customers.............................................................................10
                  3.4      Absence of Certain Finance and Business Changes.......................................11
                  3.5      Guaranties/Liens......................................................................11
                  3.6      No Undisclosed Liabilities............................................................11
                  3.7      Accounts Receivable...................................................................12
                  3.8      Ownership of Intellectual Property....................................................12
                  3.9      Property and Equipment................................................................14
                  3.10     License Agreements....................................................................14
                  3.11     Consulting and Development Agreements.................................................15
                  3.12     Maintenance/Commitments...............................................................15
                  3.13     All Intangible Assets Used in the Business............................................15
                  3.14     Employees/Consultants/Directors.......................................................15
                  3.15     Assumed Agreements....................................................................16



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
                  3.16     Litigation and Adverse Events.........................................................17
                  3.17     Compliance with Applicable Law........................................................17
                  3.18     Taxes and Tax Returns.................................................................17
                  3.19     Consents..............................................................................17
                  3.20     Brokers and Finders...................................................................17
                  3.21     Related Transactions..................................................................18
                  3.22     No Untrue Statements..................................................................18
                  3.23     Additions.............................................................................18
                  3.24     Investment Representations............................................................18

SECTION IV.
         REPRESENTATIONS AND WARRANTIES OF IFC
         AND ERACDEM                                                                                             19
                  4.1      Organization and Standing.............................................................19
                  4.2      Authorization.........................................................................19
                  4.3      No Consents...........................................................................20
                  4.4      Brokers and Finders...................................................................20
                  4.5      No Untrue Statements..................................................................20
                  4.6      Tax Matters...........................................................................20
                  4.7      Capitalization........................................................................21
                  4.8      SEC Filings...........................................................................21

SECTION V.
         CONDITIONS TO THE OBLIGATIONS OF IFC
         AND ERACDEM                                                                                             21
                  5.1      Representations and Warranties; Performance...........................................22
                  5.2      Third Party Consents..................................................................22
                  5.3      Opinion of Counsel to the Company and Shareholders....................................22
                  5.4      Update Disclosure Schedule............................................................22
                  5.5      Public Offering.......................................................................22
                  5.6      Employment Agreement..................................................................22
                  5.7      Escrow Agreement......................................................................22
                  5.8      Guaranties............................................................................22

SECTION VI.
         CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
         AND THE SHAREHOLDERS                                                                                    22
                  6.1      Representations and Warranties; Performance...........................................23
                  6.2      Opinion of Counsel to IFC.............................................................23
                  6.3      Authorization.........................................................................23
                  6.4      Public Offering.......................................................................23
                  6.5      Employment Agreement..................................................................23
                  6.6      Escrow Agreement......................................................................23
                  6.7      Third Party Consents..................................................................23



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
SECTION VII.
         OTHER COVENANTS                                                                                         23
                  7.1      Conduct of Business...................................................................23
                  7.2      Public Offering Status................................................................24
                  7.3      Option to Receive Stock...............................................................24
                  7.4      Registration Rights...................................................................25

SECTION VIII.
         CONFIDENTIALITY AND SECURITY                                                                            25
                  8.1      Confidentiality.......................................................................25

SECTION IX.
         INDEMNIFICATION                                                                                         28
                  9.1      Indemnification by the Shareholders...................................................28
                  9.2      Indemnification by IFC and Eracdem....................................................29
                  9.3      Reimbursement.........................................................................31
                  9.4      Claims................................................................................31
                  9.5      Resolution of Disputes................................................................31

SECTION X.
         COVENANT NOT TO COMPETE                                                                                 32

SECTION XI.
         TERMINATION AND ABANDONMENT                                                                             33
                  11.1     Termination and Abandonment...........................................................33
                  11.2     Rights and Obligations on Termination.................................................34

SECTION XII.
         MISCELLANEOUS PROVISIONS                                                                                34
                  12.1     Investigations; Survival of Warranties................................................34
                  12.2     Headings..............................................................................34
                  12.3     Further Assurances....................................................................34
                  12.4     Force Majeure.........................................................................34
                  12.5     Cumulative Remedies...................................................................35
                  12.6     Entire Agreement......................................................................35
                  12.7     Specific Performance..................................................................35
                  12.8     Notices...............................................................................35
                  12.9     Non-Waiver of Default.................................................................35
                  12.10    Partial Invalidity....................................................................36
                  12.11    Assignment............................................................................36
                  12.12    Fees and Expenses.....................................................................36
                  12.13    Governing Law.........................................................................36
                  12.14    Counterparts and Exhibits.............................................................36
                  12.15    Publicity.............................................................................36



                                      iii

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                                 PLAN OF MERGER
                AMONG INFOCURE CORPORATION, ERACDEM CORPORATION,
                         KCOMP MANAGEMENT SYSTEMS, INC.
                            AND THE SHAREHOLDERS OF
                         KCOMP MANAGEMENT SYSTEMS, INC.


         THIS PLAN OF MERGER ("Agreement") is made as of the 12th day of May, 1997 by and among INFOCURE CORPORATION, a Delaware corporation ("IFC"), ERACDEM CORPORATION, a California corporation ("Eracdem"), KComp Management Systems, Inc., a California corporation ("Company") and the undersigned Shareholders (collectively "Shareholders") of the Company.

         WHEREAS, the Company intends to merge ("Merger") into Eracdem, a wholly owned subsidiary of IFC.

         NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   SECTION I.
                                  DEFINITIONS

         1.1     CERTAIN DEFINITIONS

                 (a) "Affiliate" means any person, corporation, or other business entity (i) which, whether directly or indirectly through one or more intermediaries, is controlled by the Shareholders (individually or as a group) or (ii) in which Shareholders (individually or as a group) own, directly or indirectly through one or more intermediaries, 5% or more of the voting power for the election of the governing board.

                 (b) "Business" means the development, marketing and support of the Software, including upgrades, as currently conducted by Company and the sales and marketing of Hardware, including upgrades (as of the Closing).

                 (c) "Copyright" means all copyright ownership of the Software and Documentation.

                 (d) "Development Software" means all software, object, source, and executable code licensed by Company as licensee which is used in the conduct of the development, maintenance, and support of the Software. A list of the Development Software is set forth in Section 1.1(d) of the Disclosure Schedule.

                  (e) "Distributor Software" means all software, object, source, and executable code, sublicensed, sold, leased or distributed by Company as licensor or lessor which is not owned by Company. The term excludes Development Software. A list of the Distributor Software is set forth in
Section 1.1(e) of the Disclosure Schedule.

                 (f) "Distributorship Agreements" means all appointments of Company to sell or license Hardware or Distributor Software. A list of such appointments is set forth in Section 1.1(f) of the Disclosure Schedule.

                 (g) "Documentation" means all technical manuals and notes, user manuals, and all other documents developed or in development relating to or used in the development, maintenance, support, enhancement and use of the Software, including pending improvements, fixes and enhancements regardless of the media upon which the Documentation exists, which is owned by Company.

                 (h) "GAAP" means generally accepted United States accounting principles, consistently applied on an accrual basis.

                 (i) "Hardware" means all computers, components, peripherals, and other equipment to be offered for sale by Company as of the Closing in the course of its business. Section 1.1(h) of the Disclosure Schedule lists all Hardware currently being sold by Company.

                 (j) "Intellectual Property" means all patents, patent pending, copyrights, trade secrets, techniques, know-how, and other intangible assets which are legally protectable or recognized as forms of property, whether or not reduced to practice or a writing.

                 (k) "License Agreements" means those agreements entered into by Company (or its predecessors) as licensor for the licensing of any Software, Distributor Software and/or Intellectual Property of Company.

                 (l) "Management of Company" means the current chief executive officer, the chief operating officer, and the chief financial officer of Company.

                 (m) "Public Offering" means (i) the first public offering of common stock of IFC the net proceeds of which paid to the issuer, after deduction of the underwriters discount, shall exceed $12 million which shall occur prior to June 30, 1997, or (ii) such first public offering of common stock of IFC, the net proceeds of which, together with the available credit under a line of credit with FINOVA Capital Corporation, bank or other financial institution aggregates $12 million and such events occur prior to June 30, 1997.

                 (n) "Shareholder" shall include holders of warrants and options to purchase shares of capital stock of Company, if any.

                 (o) "Software" means all software, object, source and executable code, licensed, sold or leased by Company as licensor or lessor, and all fixes, updates, upgrades and enhancements heretofore developed or being developed as well as other software developed or being developed for marketing to dentists, dental practices, physicians, clinics, hospitals and medical groups which is owned by Company. A list of the Software is set forth in
Section 1.1(o) of the Disclosure Schedule.

                 (p) "Stock" means all of the capital stock of Company as set forth in Section 1.1(p) of the Disclosure Schedule.

                 (q) "Trademarks" mean the trademarks listed in Section 1.1(q) of the Disclosure Schedule.

                                  SECTION II.
                                  THE MERGER


         2.1 CONSTITUENT CORPORATIONS. The constituent corporations to the Merger are the Company and Eracdem.

         2.2     EFFECTIVE DATE.

                 (a) This Agreement has been submitted to the Shareholders and Board of Directors of the Company and to the shareholders and Board of Directors of Eracdem for approval as provided by the appropriate statutes of the State of California. If all of the conditions precedent to the Merger have either been fulfilled or waived in writing, an Agreement of Merger, substantially in the form as set forth in Section 2.2 of the Disclosure Schedule, shall be executed, delivered, filed and recorded in accordance with the laws of the State of California as soon as practical thereafter, unless otherwise agreed by the parties in writing. The Merger will become effective when the Agreement of Merger is filed with the Secretary of State of the State of California or as otherwise set forth in the Agreement of Merger. The date on which the Merger shall become effective is referred to herein as the "Effective Date" or "Closing."

                 (b) The parties shall use their best efforts to cause the Effective Date to be on or before 8:00 a.m. Atlanta on the day on which the Public Offering commences, or such other date or place as the parties hereafter mutually agree in writing, subject to the conditions set forth hereinafter.
The Public Offering of the common stock of IFC shall be deemed to have commenced at the time which is the latest of the time at which (i) IFC's Registration Statement on Form SB-2 No. 333-18923 ("SB Registration Statement") filed with the Securities and Exchange Commission ("Commission") becomes effective; or (ii) the underwriters have agreed to purchase the shares of common stock of IFC pursuant to the Public Offering or (iii) the Registration Statement on Form S-4 No. 333-20571 ("S4 Registration Statement") registering the shares of common stock of IFC to be issued pursuant to certain other acquisitions and mergers becomes effective. The Merger shall be





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effective on the date of Closing, notwithstanding subsequent delivery of the
Aggregate Consideration as set forth in paragraph 2.8 below.

         2.3 MERGER OF COMPANY INTO ERACDEM. Upon the Effective Date, the Company shall merge into Eracdem in accordance with the applicable statutes of the State of California. The separate existence and corporate organization of the Company shall cease on the Effective Date and Eracdem, as the surviving corporation ("Surviving Corporation"), shall succeed to and possess all of the properties, rights, privileges, powers, franchises, immunities and purposes and be subject to all the debts, liabilities, obligations, restrictions, disabilities, penalties and duties of the Company, all without further act or deed.

         2.4 ADDITIONAL DOCUMENTS. At any time after the Effective Date, upon request by the Surviving Corporation, the proper officers and directors of the Company as of the Effective Date shall execute and deliver any and all deeds, assignments and other instruments, and shall take or cause to be taken such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm title to and possession of all of the properties, rights, privileges, powers, franchises, immunities and purposes in the Surviving Corporation and otherwise to carry out fully the provisions and purposes of this Agreement.

         2.5 AMENDMENT OF ARTICLES OF INCORPORATION. From and after the Effective Date and until thereafter amended as provided by law, the articles of incorporation of Eracdem as in effect immediately prior to the Effective Date shall be the articles of incorporation of the Surviving Corporation, except that on the Effective Date the articles of incorporation of Eracdem shall be amended by amending Article First thereof to read as follows: "The name of this corporation is KComp Management Systems, Inc."

         2.6 BYLAWS. From and after the Effective Date and until thereafter amended as provided by law, the bylaws of Eracdem as in effect immediately prior to the Effective Date, shall be the bylaws of the Surviving Corporation.

         2.7 DIRECTORS AND OFFICERS. From and after the Effective Date, the directors and officers of the Surviving Corporation shall be the directors and officers of Eracdem. Such directors and officers shall hold office for the time specified in and subject to the provisions contained in the bylaws of the Surviving Corporation and applicable law.

         2.8     CONVERSION OF SHARES OF THE COMPANY.

                 (a) At the Effective Date, by virtue of the Merger and without further action on the part of the Company, Eracdem or the Surviving Corporation, the outstanding shares of the Company ("Company Shares") shall be converted into and become the right to receive ("Aggregate Consideration") an aggregate of (i) $800,000 ("Cash Consideration") and (ii) such number of shares of common stock, par value $.001, of IFC ("Common Stock") equal to (A) the quotient of (1) 800,000 divided by (2) the price of a share of Common Stock to the public pursuant to the Public

Offering plus (B) 2,500 shares of Common Stock (collectively the "Stock Consideration"). The cash and shares of Common Stock are to be exchanged as set forth in the Agreement of Merger or as set forth in Section 2.8 of the Disclosure Schedule.

                 (b) Delivery by IFC of the Cash Consideration (subject to any reduction pursuant to paragraph 2.13) by certified or official bank check or checks payable in New York Clearing House (next day) funds or wire transfers or other means of immediately available funds to the respective accounts of the Shareholders located in the United States as designated by the Shareholders, shall occur one business day after IFC receives the proceeds of the Public Offering (such time and date of delivery and payment is called the "Purchase Price Delivery Date"). Upon the Merger, the transfer agent of IFC will be directed by IFC to issue and deliver to Marc Kloner the stock certificate(s) representing the Stock Consideration (subject to any reduction pursuant to paragraph 2.13).

         2.9 SHARES OF ERACDEM AFTER THE EFFECTIVE DATE. Each share of common stock of Eracdem which shall be outstanding immediately prior to the Effective Date shall be and remain shares of the Surviving Corporation after the Effective Date.

         2.10 DISSENTERS RIGHTS. Company and Eracdem shall have fully complied with the requirements to provide the Shareholders with notice of dissenters rights under applicable laws.

         2.11 TREASURY SHARES OF COMPANY. On the Effective Date, all shares of common stock of the Company then held in the treasury, if any, shall automatically cease to exist and all certificates representing such shares shall be canceled.

         2.12 RIGHTS OF SHAREHOLDERS AFTER EFFECTIVE DATE. After the Effective Date and until the surrender of the outstanding share certificates of Company Shares, each such outstanding certificate, which prior to the Effective Date represented shares of common stock of the Company shall be deemed for all corporate purposes to evidence the right to receive payment in the amount (cash and shares of Common Stock) for and into which such shares shall have been converted.

         2.13 ESCROW. On or before the Closing, the parties shall enter into an escrow agreement ("Escrow Agreement") establishing an escrow fund ("Escrow Fund") in the amount of $80,000 in cash or Common Stock as the Shareholders shall designate.

         2.14    NET WORTH SHORTFALL.

                 (a) In the event the Net Worth of the Company as of the Closing (defined as assets less all liabilities, determined in accordance with GAAP) is more than minus $242,703 (meaning it is either a positive Net Worth or it is a negative Net Worth in an amount up to but not exceeding minus $242,703), the Aggregate Consideration will be increased by increasing the amounts set forth in Paragraph 2.8 (a)(i) and (a)(ii) each by an amount equal to one-half the difference between the Net Worth as of the Closing determined as set forth in subparagraph (b) and minus $242,703. In the event the Net Worth is less than minus $242,703 (meaning a negative Net Worth exceeding minus




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

$242,703), the Aggregate Consideration will be reduced by reducing the amounts set forth in paragraph 2.8 (a) (i) and (a)(ii) each by an amount equal to one-half the difference between minus $242,703 and the Net Worth as of the Closing determined as set forth in subparagraph (b).

                 (b) IFC shall cause an audited balance sheet to be prepared as of the Closing in order to determine the Net Worth of Company, at the expense of IFC by the independent auditors of IFC. The audit shall be completed within ninety (90) days after the Closing. The Shareholders' advisors may observe the audit and procedures and will have access to all work papers, procedures and personnel of IFC's independent auditors. As soon as such audited financial statement is available to IFC, IFC shall deliver to the Shareholders the financial statement as certified by the independent auditors. The Shareholders shall have thirty (30) days to review and object to the balance sheet. Any disagreements as to the amounts of any adjustment to be made to the balance sheet, if not mutually resolved, shall be resolved as provided in paragraph 9.5, except that the arbitrator(s) shall be person(s) experienced in financial and accounting matters. Upon the final resolution of the Net Worth as of the Closing, a final adjustment shall be made to the Aggregate Consideration as provided in Paragraph 2.8. All said adjustments shall be made on a pro rata basis among the Shareholders, provided that adjustments for Craig Bourne shall be made in cash, and adjustments for Marc Kloner shall be made entirely in cash (representing the remainder of the cash adjustment) and in Common Stock (for the entire adjustment to the Stock Consideration).

                 (c) The parties shall use their best efforts to estimate the amount of the adjustment, if any, on or prior to the Closing and the Aggregate Consideration as of the Closing will reflect such tentative adjustment which will be subject to further adjustment pursuant to the provisions of subparagraphs (a) and (b). All deliveries of the balance of the Aggregate Consideration by IFC or a return of a portion of the Aggregate Consideration by the Shareholders shall be made within ten (10) days of the final resolution of the determination of the Net Worth pursuant to subparagraph
(b).

         2.15    ADDITIONAL CONSIDERATION.

                 (a) If the income from operations ("Operating Income") of Eracdem (which is defined as Eracdem's earnings from operations exclusive of interest, taxes, extraordinary expenses, and overhead burden from IFC and its Affiliates) for the twelve-month period ending July 31, 1998, determined in accordance with GAAP, exceeds $400,000, the Shareholders will receive, on a pro rata basis, as additional consideration ("Additional Consideration") in exchange for the Company Shares an amount equal to the product of (i) 5.5 times
(ii) the amount of the income from operations of Eracdem in excess ("Excess") of $400,000; provided, however, in no event shall the Excess exceed $27,273 for calculating the Additional Consideration. The Additional Consideration shall be payable one-half ( 1/2) in cash and one-half ( 1/2) in Common Stock (based upon the price of a share of Common Stock to the public pursuant to the Public Offering). Craig Bourne's pro rata share shall be payable solely in cash and the balance of such cash and all of such shares of Common Stock shall be paid to Marc Kloner.





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

                 (b) IFC shall cause Eracdem to prepare a statement of operations for the twelve-month period ending July 31, 1998 within 120 days thereafter. A copy of the statement of operations shall be promptly provided to the Shareholders. The Shareholders shall have thirty (30) days to review and object to the income from operations contained in the statement of operations. The Shareholders and their advisors shall be given access to all work papers and procedures and personnel used by Eracdem's accountants. Any disagreements shall be resolved by Eracdem's independent accountants. Within ten (10) days of the final resolution of the adjustment, payment shall be made by IFC to the Shareholders pro rata, subject to the right of set off for any amounts payable to IFC or Eracdem pursuant to Section IX hereof.

                 (c) If the Operating Income of Eracdem for the twelve-month period ending July 31, 1998, determined in accordance with GAAP, exceeds $427,273, the Shareholder, Marc Kloner, will (and Craig Bourne waives any rights to) receive as further consideration ("Further Additional Consideration"), one-half (1/2) in cash and one-half (1/2) in Common Stock (based upon the price of a share of Common Stock to the public pursuant to the Public Offering), calculated in an amount equal to the product of (A) Operating Income for said twelve-month period (not to exceed $750,000) less $427,273 times (B) 3.0986. Within ten (10) days of the final resolution of the adjustment, payment shall be made by IFC to Marc Kloner, subject to the right of set off for any amounts payable to IFC or Eracdem pursuant to Section IX hereof.

         2.16    OUTSTANDING NOTES/ELECTION.

                 (a) At or immediately following the Purchase Price Delivery Date, Eracdem shall pay in full to Craig Bourne the amount of $30,000 owed by the Company to Craig Bourne (such amount relating to the previous payoff of the Tokai Bank loan) (the "Bourne Obligation"). At the time of the Closing, the principal of and the accrued interest on any notes (excluding the Bourne Obligation) payable to directors, officers and Shareholders shall not exceed in the aggregate $250,000. Such obligations shall be replaced by delivery by Company or Eracdem at the Closing of promissory notes ("Notes") to the Shareholders, pro rata, in the aggregate principal amount not to exceed $250,000. Any amounts in excess of $250,000 (excluding the Bourne Obligation) shall constitute a capital contribution.

                 (b) Each holder of Notes may elect to purchase shares of Common Stock of IFC ("Purchased Shares") equal to the quotient of (i) the principal amount of the holder's Notes divided by (ii) 120% of the price to the public of a share of Common Stock of IFC included in the SB Registration Statement. The election is to be made in writing not more than thirty (30) days and not less than ten days prior to the date on which the payment of the last installments of such Notes are otherwise due. Payment for the Purchased Shares is to be made in cash and/or surrender of Notes at its principal amount. The holders of the Notes are third-party beneficiaries under this Agreement and can independently enforce this paragraph 2.16.

                 (c) The purchase of the Purchased Shares shall occur upon the maturity date of the Notes. The Purchased Shares will not be issued pursuant to any registration statement. The Purchased Shares and the shares of Common Stock acquired pursuant to paragraph 2.15 will be

"Restricted Securities" within the meaning of Rule 144 promulgated by the Commission. The issuance of such shares of Common Stock is subject to compliance with the applicable federal and state securities laws. The acquirors of such shares of Common Stock will be required by IFC to make such representatives and warranties customarily made to issuers as a condition to the private placement of securities. IFC hereby agrees that such shares of Common Stock shall, upon their acquisition by such persons, be duly authorized, validly issued, fully paid and non-assessable.

                 (d) The Notes shall have a final maturity date of July 1, 1999. The interest shall be at the annual rate of 7%. Principal and interest shall be paid in five (5) equal quarterly installments commencing July 1, 1998. IFC shall have right to offset any amounts payable to IFC pursuant to this Agreement, including Section IX, against amounts payable pursuant to the Notes.

         2.17 TAX COVENANTS. The parties hereto intend that the Merger constitutes a tax-free reorganization by statutory merger of the Company with and into Eracdem within the meaning of Section 368(a)(1)(A) and section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("Code"), and corresponding provisions of state income tax law, and the parties agree to file all reports and statements with the Internal Revenue Service and state tax authorities necessary to reflect such status and not to take any position thereon or otherwise that is or would be inconsistent with such treatment, except for such portions of the Additional Consideration and/or Further Additional Consideration which is required to be otherwise treated as interest. IFC hereby agrees that for IFC's financial reporting purposes and for IFC's tax purposes in connection with the IFC Common Stock consideration issued to Marc Kloner, IFC shall not utilize a value per share which is less than the price of a share of Common Stock to the public pursuant to the Public Offering.

                                  SECTION III.
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, represent and warrant to IFC on the date hereof as follows; provided, however, that paragraph 3.24 is made only by Marc Kloner:

         3.1     CORPORATE AND SHAREHOLDER.

                 (a) Company is a corporation duly organized, validly existing and in good standing under the laws of California and is qualified to conduct business in all other jurisdictions in which the character of its assets and the nature of its business requires it to be qualified to do business and in which the failure to be so qualified could have a materially adverse effect on its business, operations, prospects, assets or financial condition.

                 (b) A true, correct and complete copy of the Articles of Incorporation and bylaws of Company are as set forth in Section 3.1(b) of the Disclosure Schedule. There are 357,240 shares of common stock of Company outstanding. There are no outstanding warrants, options, convertible securities or other rights to acquire any shares of capital stock or other securities of Company.

                 (c) Company holds all licenses, permits, authorizations and other approvals from all governmental authorities necessary for the conduct of the Business of Company as currently conducted, and in which failure to hold such items could have a material adverse effect on the business, operations, prospects, assets or financial condition of Company. A complete list of such licenses, permits, authorizations and approvals are set forth in Section 3.1(c) of the Disclosure Schedule.

                 (d)      Company has no subsidiaries.

                 (e) The Company Shares owned by each Shareholder are set forth in Section 3.1(e) of the Disclosure Schedule.

                 (f) Each Shareholder has the right, power and capacity to execute, deliver and perform his undertakings pursuant to this Agreement and all other agreements, documents and certificates contemplated or required by this Agreement, to which such Shareholder is a party hereby (collectively, "Security Holders' Documents") and to consummate the transactions contemplated hereby and thereby.

                 (g) This Agreement and each of Security Holders' Documents to which such Shareholder is or will be a party constitute, or will constitute, upon execution and delivery by the Shareholder, the valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except to the extent the enforceability may be limited by bankruptcy, insolvency, moratoriums or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

                 (h) The execution, delivery and performance by each Shareholder of this Agreement and such of Security Holders' Documents to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Shareholder is subject, (ii) violate any order, judgment or decree applicable to such Shareholder or Company, or (iii) conflict with, or result in a breach or default under, any term or condition of any court order, trust document, will, shareholder agreement, articles of incorporation, bylaws, or any other agreement, document or instrument to which such Shareholder or Company is a party or by which such Shareholder or Company is bound.

                 (i) Each Shareholder has sole and exclusive record title to and ownership of all of the Company Shares registered in such Shareholder's name, as set forth in Section 3.1(e) of the Disclosure Schedule, free and clear of any liens, restrictions (except federal and state securities law restrictions of general applicability), claims, charges, options, rights of first refusal or encumbrances, with no defects of title whatsoever.

                 (j) Each Shareholder (i) has had full and complete access to information concerning Company, (ii) has had the opportunity to consult with legal and financial advisers prior to executing this Agreement and the Security Holders' Documents, (iii) has reviewed this Agreement and accompanying documents; (iv) has sufficient knowledge and experience to evaluate the merits of the transactions contemplated by this Agreement and the Security Holders' Documents; and (v) has been given the opportunity to examine all documents related to the transactions contemplated by this Agreement and to ask questions of Company.

         3.2 FINANCIAL STATEMENTS. The balance sheets as of March 31, 1996 and March 31, 1997 and the statements of operations of Company for the fiscal years then ended audited by BDO Seidman LLP have been prepared in accordance with GAAP and present fairly the results of the operations of Company during those periods. Said financial statements are sometimes collectively referred to as "Financial Statements." A true, correct and complete copy of the Financial Statements are set forth in Section 3.2 of the Disclosure Schedule. Prior to the Closing, and excluding the Bourne Obligation, all directors, shareholders and affiliates loans will have been canceled and the amounts thereof contributed to the capital of Company to the extent they exceed $250,000 (principal and interest).

         3.3     CUSTOMERS

                 (a) Company or its predecessor has granted over 725 licenses to use the Software to end users. Section 3.3(a)(i) of the Disclosure Schedule contains the list of the licensed users of the Software who are currently provided maintenance under existing customer service agreements, each of which can be terminated upon 90 days prior written notice by either the customer or Company. Section 3.3(a)(i) of the Disclosure Schedule shall be updated as of the Closing. Section 3.3(a)(ii) of the Disclosure Schedule contains a list of the licensed users of the Software who have not entered into such service agreements and who were charged for maintenance and support during the period December 1, 1995 through November 30, 1996 on a time and materials basis. Section 3.3(a)(iii) of the Disclosure Schedule contains a list of all customers of Company whose aggregate fees and other charges during the twelve
(12) month period ending November 30, 1996 exceeded $50,000.

                 (b) Except as set forth in Section 3.3(b) of the Disclosure Schedule, Company has not received any notice or other communication (written or, to the knowledge of the Management of Company, oral) from any customer listed on Section 3.3(a)(i), (ii) or (iii) of the Disclosure Schedule terminating or reducing in any material respect or setting forth an intention to terminate or reduce in any material respect in the future the amount of business conducted with Company. (The termination or reduction in any material respect or notice of any intention to terminate or reduce in any material respect during the next succeeding 12 months of the amount of business conducted with Company by any customer listed in Section 3.3(a)(iii) of the Disclosure Schedule shall constitute a material adverse event and a breach of this warranty and representation.) To the knowledge of the Management of Company, the consummation of the transactions contemplated herein will not have a material adverse effect on the business relationships with any of the customers listed on Section 3.3(a)(iii) of the Disclosure Schedule.

                 (c) Section 3.3(c) of the Disclosure Schedule sets forth a list of licensees of the Software for which Company has any warranty or other unfulfilled obligation under the applicable License Agreement and a description of the unfulfilled obligation and the agreement under which it arises. Company is not in material breach of its obligations thereunder.

                 (d) Section 3.3(d) of the Disclosure Schedule sets forth the 1996 revenues, commissions and gross profits from the sale of Hardware and upgrades by all Shareholders and all entities affiliated with any Shareholder to customers of the Company.

         3.4     ABSENCE OF CERTAIN FINANCE AND BUSINESS CHANGES.

                 (a) Since March 31, 1997, there has not been any event or events which will have a material adverse effect taken as a whole on the financial condition of Company (including software and service revenues) except as set forth in Section 3.4(a) of the Disclosure Schedule or the declaration or payment of any dividend on the capital stock or the redemption of any shares of capital stock of Company.

                 (b) Since March 31, 1997, no material loss, damage or destruction of the assets has occurred, whether or not covered by insurance, which may have a material adverse affect on the financial condition of Company or on the Business.

                 (c) Since March 31, 1997, the Business has been conducted substantially in the manner heretofore conducted consistent with past practices, including with respect to the fees charged and the terms and conditions of the License Agreements and Maintenance Agreements entered into, and no waiver or release of any right was granted by Company except (i) of an immaterial value; (ii) in the ordinary course of business consistent with past practices, and no assets were sold except for the licensing of the Software in the ordinary course of the Business; (iii) the Business has been expanded to include the development, licensing and support of the Software and, upon the Closing, the marketing and sale of Hardware, including upgrades; and (iv) all obligations and liabilities between the Company and any Affiliate of a Shareholder have been paid or canceled.

         3.5 GUARANTIES/LIENS. Company is not guaranteeing the obligations of any person and has no commitment to guarantee any of the obligations of any person and is not currently granting and Company has no commitment to grant to anyone an interest in or liens on any of its assets to secure the obligations of Company or another except as set forth in Section 3.5 of the Disclosure Schedule.

         3.6 NO UNDISCLOSED LIABILITIES. Company has no liabilities, absolute or contingent, known or unknown, except those recorded on the Financial Statements as of March 31, 1997 and those incurred in the ordinary course of business of Company since March 31, 1997, all of which are recorded on the financial books and records of Company, are consistent with past practices and are not in the aggregate materially adverse to the financial condition or prospects of Company.

         3.7 ACCOUNTS RECEIVABLE. The accounts receivable of Company, billed and unbilled, as of the Closing will be valid and enforceable obligations of third parties and will be collectible in full, without offset or fulfillment of any condition, within three (3) months of their due date without the engagement of any collection agency or attorney or the commencement of any action, except to the extent of any reserves for bad debts and doubtful accounts established on its financial books and records as of the Closing, which reserves have been established in a manner which is consistent with past practices.

         3.8     OWNERSHIP OF INTELLECTUAL PROPERTY.

                 (a) Software. Except as set forth in Section 3.8(a)(i) of the Disclosure Schedule, (i) Company is the sole and exclusive owner throughout the United States of the Software, including the software and software code developed or being developed by or on behalf of or at the request of Company (regardless of the state of the development of the software and whether it has been released); and (ii) the Software constitutes all the software used and/or licensed in the conduct of the Business of Company, except for the Distributor Software and the Development Software. Company has not granted licenses to others to use or to sublicense others to use the Software outside of the United States and to the knowledge of the Management of Company, the Software or derivatives thereof are not being used or distributed outside of the United States.

                 (b) Other Intellectual Property Rights. Except as set forth in Section 3.8(b) of the Disclosure Schedule, Company is the sole and exclusive owner throughout the United States of (i) all Copyrights, whether or not registered, including but not limited to the moral rights; (ii) all other Intellectual Property rights, including, without limitation, trade secrets, know-how, inventions (patented and unpatented), and discoveries, embodied in or used in the development of the Software, or any part thereof, and the screen displays generated by the Software; and (iii) all Documentation; in each case except the Development Software used in the development of the Software and the Distributor Software. The Copyrights, Trademarks, Software, Documentation, and other Intellectual Property of Company are collectively hereinafter referred to as "Company Intellectual Property". Section 3.8(b)(ii) of the Disclosure Schedule contains a correct and complete list of all registered Copyrights, the date of registration and jurisdiction of such registrations. Company has not filed any patent applications and does not hold any patents.

                 (c) Trademarks. Company is the sole and exclusive owner of the Trademarks which include all identifying names and marks which are associated with the Software or which are otherwise used in the Business conducted by Company. A complete and correct list of all such Trademarks is set forth in Section 1.1(q) of the Disclosure Schedule, none of which are registered or have any applications for registrations pending.

                 (d) Software Developers. Section 3.8(d) of the Disclosure Schedule sets forth the list of all persons and entities (other than full time employees of Company) that have assisted at any time, directly or indirectly, in the design, development, correction, improvement, modification, and/or enhancement of the Software, Copyrights and/or Trademarks or from whom such property has been acquired. Section 3.8(d) of the Disclosure Schedule also identifies the written agreements and describes all oral agreements pursuant to which each such person or entity assigned or licensed its rights in such intellectual property to Company or acknowledged Company's ownership rights therein.
Correct and complete copies of each such agreement or assignment or license has been furnished to IFC. The employees and former employees of Company do not have any right, title or interest in the Software, Copyrights, Trademarks, or other Company Intellectual Property. Section 3.8(d) of the Disclosure Schedule sets forth the current form of agreements with its employees regarding ownership of the Company Intellectual Property.

                 (e) Rights of Licensees. The ownership rights of Company in Company Intellectual Property are subject only to the non-exclusive licenses granted (i) to end users and (ii) to distributors by Company as described in Paragraph 3.10 of this Agreement.

                 (f) No Infringements. The Company Intellectual Property does not, and did not at any time, violate or infringe any copyright, patent, trade secrets, know-how, trademarks or other intellectual property rights of any third party, is not in the public domain, has not been licensed by Company and/or permitted to be duplicated by Company except as disclosed in this Agreement or provided by law and, to the knowledge of the Management of Company, the Company Intellectual Property (i) has not been duplicated except as permitted under the applicable licenses and law, (ii) has not been reverse compiled or engineered and (iii) there are no claims or actions pending or threatened or which have been brought asserting such violation or infringement or that any Company Intellectual Property is in the public domain.

                 (g)      Distributor Software and Development Software.
Section 3.8(g)of the Disclosure Schedule sets forth the complete and correct list of license agreements pursuant to which Distributor Software and Development Software is licensed to Company. Company does not license to others Distributor Software or Development Software.

                 (h) Confidentiality. Company has taken reasonable commercial efforts and has required its employees, consultants, and licensees to take reasonable commercial efforts to maintain the confidentiality of the Company Intellectual Property.

                 (i)      Source Code Escrow Agreements.    Section 3.8(i) of
the Disclosure Schedule contains a list of all source code escrow agreements entered into by Company and all agreements licensing the source code or agreeing to license the source code of the Software. Correct and complete copies of such agreements have been heretofore provided to IFC.

                 (j) Year 2000. Except as set forth in Sections 3.8(j) of the Disclosure Schedule, the design and performance capabilities of the Software ensures year 2000 capabilities including calculations which accommodate same century and multi-century formulas and date values.

         3.9     PROPERTY AND EQUIPMENT.

                 (a) Section 3.9 of the Disclosure Schedule lists the fixed assets, including equipment, used in the conduct of the Business as conducted (during the prior twelve months) which are owned by Company and those which are leased by Company ("Leased Property"). Section 3.9 of the Disclosure Schedule contains a correct and complete copy of the agreements for the lease of fixed assets not owned by Company. The fixed assets and the Leased Property are generally in good operating condition and repair, reasonable wear and tear excepted.

                 (b) Company is not in default in the payments due under the leases of the Leased Property or any other obligation which would give the lessor the right to terminate the lease for such Leased Property.

                 (c) Since March 31, 1997, Company has not sold or otherwise disposed of any fixed assets, other than in the ordinary course of business.

         3.10    LICENSE AGREEMENTS.

                 (a) Company has not sold to others or leased or licensed others to use the Company Intellectual Property, or any part thereof, except the granting of written non-exclusive rights (i) to end users to use released versions of the Software and Documentation in the ordinary course of the Business pursuant to end user License Agreements; and (ii) to distributors, dealers, OEM's and other remarketers (collectively "Distributors") to use and sublicense the Software and Documentation. Section 3.10(a) of the Disclosure Schedule contains a correct and complete list of the Distributors. A correct and complete copy of all written agreements with Distributors currently outstanding has been previously furnished to IFC. To the extent any agreement with a Distributor is not in writing, a complete description of the understanding is set forth in Section 3.10(a) of the Disclosure Schedule.

                 (b) The standard forms of end user License Agreement currently used (and those used since the organization of the Company) by Company to license the Software is listed in Section 3.10(b) of the Disclosure Schedule.

                 (c) Section 3.10(c) of the Disclosure Schedule contains a list of all License Agreements under which Company has not completed its performance thereunder, except for ongoing warranty and maintenance and support undertakings contained therein, which list shall be updated as of the Closing.

                 (d) Unfulfilled warranty obligations under the License Agreements are described in Section 3.10(d) of the Disclosure Schedule, which description shall be updated as of the Closing.

                 (e) Company is not in default of its obligations under any License Agreement.

                 (f) Section 3.10(c) of the Disclosure Schedule also includes all outstanding commitments to sell, lease or license any Company Intellectual Property hereafter.

                 (g) Company does not license or sublicense any Distributor Software and is not a distributor of any software developed by others.

         3.11 CONSULTING AND DEVELOPMENT AGREEMENTS. There are no consulting and software development agreements, written or oral, entered into by Company pursuant to which others are performing services to Company as a consultant or in a similar capacity or are developing software (regardless of the party who is to hold title to the software) for Company for use or license by Company.

         3.12    MAINTENANCE/COMMITMENTS.

                 (a) Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete general description of all commitments of Company outstanding to provide services, or support and/or maintenance services, including to provide patches, corrections, improvements, modifications and enhancements of the Software ("Maintenance Agreements"). A copy of all written Maintenance Agreements has been made available to IFC and, to the extent the Maintenance Agreements are not in writing, a complete description of the understanding is set forth in Section 3.12(a) of the Disclosure Schedule. The current (and all other forms used within the past 12 months) standard form of Maintenance Agreement is set forth in Section 3.12(a) of the Disclosure Schedule.

                 (b) Section 3.12(b) of the Disclosure Schedule sets forth all commitments of Company to develop any special feature or function or to port any software not otherwise disclosed pursuant to this Agreement ("Development Agreements"). A correct and complete copy of the Development Agreements, if any, have been furnished to IFC. To the extent any such agreement or commitment, where legally binding, is oral, a summary thereof is set forth in Section 3.12(b) of the Disclosure Schedule.

                 (c) Company has substantially complied with its obligations under the Maintenance Agreements and Development Agreements and there is no basis for any claim against or default by Company by any party arising under the Maintenance Agreements or Development Agreements.

         3.13 ALL INTANGIBLE ASSETS USED IN THE BUSINESS. The Company Intellectual Property and the Development Software constitute all of the intangible assets used in the conduct of the Business as conducted (during the preceding 12 months) by Company.

         3.14    EMPLOYEES/CONSULTANTS/DIRECTORS.

                 (a) Section 3.14(a) of the Disclosure Schedule sets forth a list of all current employees and consultants engaged by Company or serving in such capacity as of May 12, 1997 and their compensation. Section 3.14(a) of the Disclosure Schedule will be updated as of the Closing.

                 (b) The employees of Company are not represented by any collective bargaining agreement or otherwise organized.

                 (c) Section 3.14(c) of the Disclosure Schedule lists all employee benefit plans which are currently in effect or as to which Company has any ongoing obligation or liability. The term "employee benefit plan" means any employment or consulting contract, deferred compensation, profit sharing, pension, bonus, stock option, stock purchase or other fringe benefit or compensation arrangement or commitment, written or oral, including each welfare plan (as defined in Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), which Company has established or maintained or in which any of its employees participate or have participated or under which Company has an obligation to make contributions or to pay benefits. Company has no obligations to provide any benefits to any retired or former employees, including medical and hospital benefits, except as provided by law.

                 (d) Company has no ERISA affiliate and never had an ERISA affiliate.

                 (e) The 401(k) Plan made available to employees of Company is in full compliance and has been in full compliance with all applicable laws and regulations regarding the establishment, maintenance and operation of the 401(k) Plan and all contributions by Company have been paid or properly accrued on its financial books.

                 (f) Company has no contracts or agreements with any of its employees except agreements as to inventions, discoveries and copyright ownership, a copy of which have been previously provided to IFC. Schedule 3.14(f) of the Disclosure Schedule contains a copy of the employee benefit brochure provided or made available to the employees. All employees are "at will" employees of Company.

         3.15    ASSUMED AGREEMENTS.

                 (a)      Sections 3.10(b) and (d), 3.12(a), 3.12(b), and
3.15(a) of the Disclosure Schedule lists all unfilled binding commitments of Company as of April 30, 1997 not otherwise disclosed in the Disclosure Schedule, including for indebtedness. Section 3.15(a) of the Disclosure Schedule shall be updated as of the Closing. Such commitments represent all of the then outstanding binding obligations of the Business and, to the knowledge of the Management of Company, all of the commitments of Company can in the ordinary course of business be fulfilled by the payment of money due by Company as purchaser or obligor or by its providing of product or services, without a financial loss to Company and in a timely manner.

                 (b) Company is not in default of any term or condition under any unfilled agreement listed on Sections 3.10(b) and (d), 3.12(a), 3.12(b), and 3.15(a) of the Disclosure Schedule and there are no basis for any claim against or default by Company by any party arising under any such agreement, and no event has occurred which under any such agreement could constitute a default which would give the other party to such agreement the right to terminate the contract or to demand money damages.

                 (c) Company has not waived any of its rights under any of such agreements listed on Section 3.10(b) and (d), 3.12(a), 3.12(b), or Section 3.15(a) of the Disclosure Schedule nor is the other party to such agreement in default in any respect under any such agreement.

                 (d) Correct and complete copies of the agreements listed in Section 3.15(a) of the Disclosure Agreement have been made available to IFC.

         3.16 LITIGATION AND ADVERSE EVENTS. There are no investigations, suits, actions, administrative, arbitration or other proceedings or other occurrences pending, or, to the knowledge of the Management of Company, threatened against Company arising out of the conduct of the Business.

         3.17 COMPLIANCE WITH APPLICABLE LAW. Company, in the conduct of the Business, is in substantial compliance with all applicable laws, statutes, ordinances, permits and regulations, including all such laws, statutes, ordinances and regulations relating to wages, tax withholdings, hours, equal pay, equal opportunity, and pollution of the environment, and there are no violations which, if enforced, would materially adversely affect the Business or prospects of the Business after the Closing or the value of the Business; and no proceeding alleging any such violation is pending or, to the knowledge of the Management of Company, threatened.

         3.18    TAXES AND TAX RETURNS.

                 (a) Company has timely filed with the appropriate governmental agencies all tax returns and reports required to be filed by it (or obtained extensions in which to file). Company has paid or accrued all taxes and withholdings of any kind now due and payable.

                 (b) Company has provided IFC with correct and complete copies of all tax returns, including income, property and sales tax returns filed since its incorporation to date. No returns are currently being audited by any governmental authority.

         3.19 CONSENTS. No consents or approvals are required to effect the transactions contemplated herein, except (a) for the necessity to obtain a Tax Clearance Certificate from the California Franchise Tax Board, (b) for the necessity to file the Agreement of Merger with the California Secretary of State, and (c) as set forth in Section 3.19 of the Disclosure Schedule.

         3.20 BROKERS AND FINDERS. Neither Company nor any of its officers, directors, employees or agents have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which is payable directly or indirectly, by IFC or Company.

         3.21 RELATED TRANSACTIONS. Section 3.21 of the Disclosure Schedule contains a complete and correct list of all transactions since January 1, 1996 between Company and any Shareholder or Affiliate of any Shareholder.

         3.22 NO UNTRUE STATEMENTS. No statements (including representations and warranties) contained in this Agreement (including in the Disclosure Schedule hereto and documents described as having been provided to IFC herein and therein), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein contained not misleading.

         3.23 ADDITIONS. On or prior to the Closing, the Company shall have engaged the necessary personnel for the sales of Hardware, as set forth in
Section 3.23 of the Disclosure Schedule.

         3.24    INVESTMENT REPRESENTATIONS.

                 (a) Marc Kloner is acquiring the Common Stock of IFC for his own account (and not for others) and for investment purposes only and not with a view to distribution, as such is defined by the Securities Act of 1933, as amended ("Act"), or any rule or regulation thereunder ("Rules"), in violation of the Act or any of said Rules.

                 (b) Marc Kloner has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and economic risks of this particular investment and that an investment in the Common Stock of IFC involves numerous risks, including the risks set forth in the prospectus ("Prospectus") of IFC which is included in the S4 Registration Statement.

                 (c) Marc Kloner agrees that the certificate or certificates representing the Common Stock of IFC shall be inscribed with the legend that such stock may not be transferred in violation of the provisions of the standstill agreement set forth in paragraph 7.2 hereof.

                 (d) In making this decision to acquire the Common Stock of IFC, Marc Kloner has been given the opportunity to discuss the business, management and financial affairs of IFC with officers of IFC and has had the opportunity to ask questions of, and receive answers from, such officers and to obtain additional information necessary to verify the accuracy of the information received and to evaluate IFC and an investment in the Common Stock of IFC and Marc Kloner desires no further information for such evaluation.
Marc Kloner acknowledges receipt of a copy of the Prospectus, which will be updated prior to the Closing.

                 (e) Marc Kloner acknowledges that no representations were made by IFC to Marc Kloner with respect to the business, management or financial affairs of IFC except as set forth in Section IV of this Agreement and the Prospectus, as amended hereafter, and except that IFC is negotiating with several companies the purchase or merger of their businesses by or into IFC or an affiliated company ("Acquisitions") and the financing of such purchases in part through the Public Offering by IFC, all as more fully described in the SB Registration Statement and the Prospectus.

Marc Kloner acknowledges there can be no assurances that such Acquisitions will be effected or that the Public Offering will occur or that the financing obtained in the Public Offering will be sufficient to meet the obligations of IFC, including working capital requirements, or that IFC will be profitable.

                 (f) Marc Kloner acknowledges that (i) no representations are or were made by IFC with respect to the business or financial affairs of the companies to be acquired except as set forth in the financial and other statements contained in the Prospectus and as updated prior to the Closing; and
(ii) no representations are made with respect to any business plan, projections or acquisitions by IFC.

                                  SECTION IV.
                     REPRESENTATIONS AND WARRANTIES OF IFC
                                  AND ERACDEM

         Each of IFC and Eracdem hereby jointly and severally represents and warrants to Company and the Shareholders on the date hereof as follows:

         4.1     ORGANIZATION AND STANDING.

                 (a) IFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has full corporate power and authority to conduct the business of developing, distributing and marketing software, including through its subsidiaries, and is duly qualified and is authorized to conduct business and is in good standing as a foreign corporation in Georgia.

                 (b) Eracdem is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with the requisite corporate power and authority to own, operate or lease its properties and to carry on its business.

         4.2     AUTHORIZATION.

                 (a) The execution, delivery and performance of each of this Agreement and the Agreement of Merger has been duly authorized by all requisite corporate action on the part of IFC and Eracdem. A duly certified copy of the resolutions of the Board of Directors of IFC and Eracdem has been delivered to the Company and the Shareholders. Each of this Agreement has been duly executed and delivered by IFC and Eracdem, and constitutes, and the Agreement of Merger, upon execution and delivery will constitute, the legal, valid and binding obligation of IFC and Eracdem enforceable against each in accordance with its terms.

                 (b) The execution and delivery of this Agreement and the Agreement of Merger, and the consummation by IFC or Eracdem of the transactions contemplated herein and therein on the Closing, will not (with or without the giving of notice, lapse of time or both) violate, conflict with, or result in a default under, any of the provisions of the certificate or articles of incorporation or by-laws of IFC or Eracdem, any mortgage, indenture, contract, agreement, license, permit, instrument, judgment, decree, order, statute, regulation or ruling of any court or governmental authority to which IFC or any subsidiary is a party or by which it or any subsidiary is bound.

         4.3 NO CONSENTS. No consents or approvals are required to effect the transactions contemplated herein by IFC or Eracdem except (i) for the necessity to obtain a Tax Clearance Certificate from the California Franchise Tax Board and (ii) for the necessity to file the Agreement of Merger with the California Secretary of State.

         4.4 BROKERS AND FINDERS. Neither IFC or Eracdem nor any of their officers, directors, employees or agents have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which is payable directly or indirectly by the Shareholders.

         4.5 NO UNTRUE STATEMENTS. No statements (including representations) by IFC or Eracdem contained in this Agreement, and no written statements furnished by IFC or Eracdem to the Company or the Shareholders pursuant to this Agreement, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements therein contained not misleading.

         4.6 TAX MATTERS. As of the Effective Date and thereafter to the extent indicated below:

                 (a) Eracdem is a corporation newly formed under the California laws for the purpose of the Merger and has conducted no business and owns no assets, real or personal, except such assets of which are required to carry out the obligations of the Surviving Corporation hereunder.

                 (b) As of the Effective Date of the Merger, IFC will be in control of Eracdem within the meaning of Section 368(c)(1) of the Code.

                 (c) Following the Merger, Eracdem will not issue additional shares of its stock that would result in IFC losing control of Eracdem within the meaning of section 368(c)(1) of the Code, and in any event IFC shall not cause, permit or suffer Eracdem to do so at any time during the two years following the Effective Date without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld or delayed.

                 (d) IFC has no plan or intention to reacquire any IFC Common Stock issued in the Merger pursuant to this Agreement. IFC has no "poison pill" type of shareholder rights.

                 (e) IFC has no plan or intention to liquidate Eracdem; to merge Eracdem with and into another corporation; to sell or otherwise dispose of the stock of Eracdem; or to cause, permit or suffer Eracdem to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for any dispositions (x) made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code or (y) which do not result in IFC losing control of Eracdem within the meaning of section 368(c) of the Code.

                 (f) Following the Merger, Eracdem will continue the Business of the Company and, in the course thereof, use a significant portion of the Company's business assets in a business.

                 (g) IFC and Eracdem are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 (h) There is no agreement or understanding on the part of IFC or Eracdem to take any action which is prohibited by the foregoing provisions of this paragraph 4.6.

         4.7     CAPITALIZATION.

                 (a) The authorized capital stock of IFC consists of 15,000,000 shares of Common Stock, $.001 par value, and 2,000,000 shares of preferred stock, $.001 par value. As of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable.

                 (b) All of the shares of Common Stock issuable upon consummation of the Merger will, at the time of issuance, be duly authorized, validly issued, fully paid and nonassessable, and such shares will be issued by IFC free of all liens, encumbrances and restrictions except as set forth in this Agreement.

         4.8     SEC FILINGS.   The factual matters set forth in the SB
Registration Statement, the S4 Registration Statement, and all amendments thereto, copies of each of which have been provided to the Company and the Shareholders, are materially true and correct as of the date of each such Registration Statement and may be relied upon the Company and the Shareholders in connection with the acquisition of the Common Stock hereunder .

                                   SECTION V.
                      CONDITIONS TO THE OBLIGATIONS OF IFC
                                  AND ERACDEM

         Each and every obligation of IFC and Eracdem under this Agreement to be performed on or prior to the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which condition may be waived in writing by IFC, but such waiver shall not waive any representation, warranty or covenant of the Shareholders.

         5.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by any Shareholder herein as of the date of this Agreement shall be true and correct in all material respects on the Closing with the same effect as though made on the Closing; the Shareholders shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to or on the Closing; and the Shareholders shall have delivered to IFC a certificate of the Shareholders dated the Closing, certifying as to the fulfillment of the foregoing conditions.

         5.2 THIRD PARTY CONSENTS. All consents, approvals or authorizations from third parties or government agencies required to consummate the transactions contemplated hereby and contemplated by this Agreement, including the consents set forth pursuant to paragraph 3.19 shall have been obtained.

         5.3 OPINION OF COUNSEL TO THE COMPANY AND SHAREHOLDERS. An opinion of counsel to the Company and the Shareholders dated the Closing and addressed to IFC and Eracdem reasonably satisfactory in all respects to IFC's counsel.

         5.4 UPDATE DISCLOSURE SCHEDULE. The Shareholders shall have updated the Disclosure Schedule as herein provided.

         5.5 PUBLIC OFFERING. The Public Offering shall have commenced as defined in paragraph 2.2 hereof.

         5.6 EMPLOYMENT AGREEMENT. Marc Kloner shall have executed and delivered the Employment Agreement attached hereto as Exhibit D to IFC.

         5.7 ESCROW AGREEMENT. The Shareholders have entered into the Escrow Agreement in the form attached hereto as Exhibit B ("Escrow Agreement").

         5.8 GUARANTIES. The guaranties of Company are discharged in full without cost or further obligation of the Company and evidence, reasonably satisfactory to IFC's counsel, is delivered to IFC; provided however, that at the written request of the Shareholders, a portion of the Cash Consideration may be paid at Closing to effect the release of such guaranties.

                                  SECTION VI.
                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
                              AND THE SHAREHOLDERS

         Each and every obligation of the Company and the Shareholders under this Agreement to be performed on or prior to the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which conditions may be waived in writing by the Shareholders, but such waiver shall not waive any representation, warranty, or covenant of IFC or Eracdem:

         6.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties made by IFC and Eracdem herein as of the date of this Agreement shall be true and correct in all material respects on the Closing with the same effect as though made on the Closing; IFC and Eracdem shall have performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it on or prior to the Closing; and IFC and Eracdem shall have each delivered to the Company and the Shareholders a certificate of an officer of IFC and Eracdem dated the Closing, certifying as to the fulfillment of the foregoing conditions.

         6.2 OPINION OF COUNSEL TO IFC. An opinion of Glass, McCullough, Sherrill & Harrold LLP, counsel to IFC and Eracdem, dated the Closing, reasonably satisfactory in all respects to the Company's and Shareholders' counsel.

         6.3 AUTHORIZATION. Certification by an appropriate officer of IFC and Eracdem that all corporate actions required to be taken by IFC and Eracdem pursuant to this Agreement, including its execution and delivery, including copies of the certificate or articles of incorporation, bylaws, and board resolutions certified by the secretary or assistant secretary of IFC or Eracdem, has been taken to authorize and consummate the transactions contemplated herein.

         6.4 PUBLIC OFFERING. The Public Offering shall have commenced as defined in paragraph 2.2 hereof.

         6.5 EMPLOYMENT AGREEMENT. IFC shall have executed and delivered an Employment Agreement attached hereto as Exhibit D to Marc Kloner.

         6.6 ESCROW AGREEMENT. IFC shall execute and deliver to the Shareholders the Escrow Agreement.

         6.7 THIRD PARTY CONSENTS. All consents, approvals or authorizations from third parties or government agencies required to consummate the transactions contemplated hereby and contemplated by this Agreement, including the consents set forth pursuant to paragraph 4.3 shall have been obtained.

                                  SECTION VII.
                                OTHER COVENANTS

         7.1 CONDUCT OF BUSINESS. From the date hereof to the Closing, except as otherwise consented to or approved by IFC in writing, the Shareholders hereby covenant and agree that they shall cause Company:

                 (a)      Maintain Corporate Existence, Etc.   (i) to conduct
the Business in a diligent manner, consistent with past management practices, including maintaining adequate personnel to maintain, develop, enhance, support and market the Software, provided that any unfilled binding commitment for more than $10,000 not set forth in the Disclosure Schedule as of the date hereof shall not be assumed by Eracdem or IFC unless approved in writing by IFC; (ii) to market and license the Software, Documentation and Distributor Software to end users, and with the written consent of IFC, to distributors; (iii) to grant non-exclusive licenses of the Software, Documentation and Distributor Software to end users pursuant to its standard end user License Agreement at its standard fees; (iv) not to make any distributions to the Shareholders; and (v) not to increase any salaries or pay bonuses except for the payment of bonuses to key employees as heretofore approved by IFC not to exceed in the aggregate $75,000 in cash and $285,000 in deferred bonuses ("Deferred Bonuses"). The Deferred Bonuses are to be awarded upon the Closing, and are payable in four (4) equal quarterly amounts commencing three (3) months after the Closing. All bonuses provided herein for purposes of determining the Net Worth of Company pursuant to Section II shall be considered to be a liability of the Company to the extent not paid prior to the Closing and no tax offset shall be recognized in the calculation of Net Worth.

                 (b) Disposition of Assets. Not to sell or otherwise dispose of any asset except for the granting of non-exclusive licenses and for sales in the ordinary course of business as permitted pursuant to paragraph 7.1(a).

                 (c) Full Access. To afford to IFC, and to its counsel, accountants and other authorized representatives, full access to the facilities, contracts, books, records, Software, key personnel and public accountants of Company during normal business hours upon reasonable prior notice; and to cause its officers and employees to promptly furnish such additional financial and operating data and other information as IFC or its authorized representatives shall from time to time reasonably request.

         7.2 PUBLIC OFFERING STATUS. IFC agrees to keep the Shareholders informed as to the status of the Public Offering and agrees to provide the Shareholders with copies of the registration statement and amendments thereto (excluding exhibits) filed with the Securities and Exchange Commission promptly after filing with the SEC. Marc Kloner agrees to execute the standstill agreement in the form set forth in Exhibit F.

         7.3 OPTION TO RECEIVE STOCK. Each recipient of the Deferred Bonus may elect to acquire shares of common stock of IFC ("Bonus Shares") equal to the quotient of (i) the amount of the Deferred Bonus divided by (ii) 120% of the price to the public of a share of common stock of IFC included in the SB Registration Statement. The election is to be made in writing not more than thirty (30) days and not less than ten (10) days prior to the date on which the payment of the last installment of the Deferred Bonus is otherwise due.
Payment by the recipient is to be made in cash and/or upon surrender of his/her right to receive any unpaid portion of the Deferred Bonus. The Bonus Shares will be "Restricted Securities" within the meaning of Rule 144 promulgated by the Commission. The issuance of the Bonus Shares is subject to compliance with the applicable federal and state securities laws. The recipient of the Bonus Shares will be required by IFC to make certain representations and warranties customarily made to issuers as a condition to the private placement of securities. The recipients of the Deferred Bonus are third-party beneficiaries under this Agreement and can independently enforce this paragraph 7.3. IFC hereby agrees that the Bonus Shares shall, upon their issuance, be duly authorized, validly issued, fully paid and non-assessable. IFC shall have the right to offset any amounts payable to IFC by the recipient of the Deferred Bonus pursuant to this Agreement, including Section IX, against payments of the Deferred Bonus, in cash or in stock.

         7.4 REGISTRATION RIGHTS. At any time after the first anniversary of the Closing, the holders of not less than an aggregate of 20,000 shares of Common Stock of IFC acquired pursuant to this Agreement, including the Common Stock issued as part of the consideration under paragraph 2.8, the Purchased Shares and the Bonus Shares, may request IFC to register such shares ("Registrable Shares") on Form S-3 (or other successors and equivalent form of abbreviated registration statement then available) provided that IFC qualifies for the use of such form and such shares can not be sold in a brokerage transaction under Rule 144 promulgated by the Commission. IFC agrees to use commercially reasonable efforts to prepare and file a registration statement on Form S-3 and cause the registration statement to become effective. IFC shall maintain the effectiveness of the registration statement for a period of three months. Only one registration can be requested pursuant to this paragraph 7.4. Once a request for such registration has been received by IFC, IFC shall notify Marc Kloner and the holder of the Purchased Shares and the Bonus Shares of such request so that such persons may elect to participate in such registration. In addition, the holders of shares of Common Stock acquired pursuant to this Agreement shall be given the right to "piggyback" their shares on the next public offering of IFC following the issuance of such shares, unless the shares can be sold in full under Rule 144 or other rule in brokerage transactions, subject to volume limitations placed on the public offering by the underwriters.

         The holders of such Purchased Shares and Bonus Shares shall be third-party beneficiaries under this Agreement and can independently enforce this paragraph 7.4.

         The holders of the Registrable Shares agree, that if requested by IFC, not to effect any public sale or distribution of the Registrable Shares during a 30 day period preceding and 90 days following the commencement of any underwritten public offering of common stock, except to the extent the Registrable Shares are included in such public offering. IFC will pay the cost of preparing the registration statement and filing fees. The holders of the Registrable Shares shall pay all underwriting discounts and selling commissions attributable to the Registrable Shares. At the time of the registration of the Registrable Shares such holders shall enter into an indemnity agreement and such other agreements as are customary with respect to such offerings.

                                 SECTION VIII.
                          CONFIDENTIALITY AND SECURITY

         8.1     CONFIDENTIALITY.

                 (a) The parties acknowledge that information, documents and materials regarding each other have been exchanged since September 1, 1996. Such disclosures have been made under a confidentiality understanding. The provisions of this Section VIII reflect the understanding with respect to, and shall govern, all such exchanges and the permitted use and disclosure by a party or its Affiliate hereafter of any confidential information and trade secrets of the other party, regardless of when acquired. Each party hereto hereby agrees that all information, documents and materials the party ("Recipient") received heretofore and receives or obtains hereafter from any other party or its Affiliate ("Owner") shall be considered valuable assets of the Owner and shall at all times be treated by the Recipient and the officers, directors, employees and agents of the Recipient as confidential information or trade secrets of the Owner if so identified as such or which under the circumstances surrounding disclosure ought to be treated as confidential information or trade secrets of the Owner. Each party hereto, as a Recipient, hereby agrees that it shall not hereafter (and shall use commercially reasonable efforts to ensure that its Affiliates, officers, directors, employees and consultants do not) in any manner, directly or indirectly (i) transmit, disclose or otherwise communicate or make available any such confidential information or trade secrets of the Owner to any third party, or (ii) use the same for its own account or for the benefit of any third party, other than as permitted by this Agreement; or (iii) make any copies of any such confidential information or trade secrets except as is necessary to perform its obligations or exercise its rights hereunder. The parties each agree not to reverse engineer or reverse compile the computer software of any other party hereto.

                 (b) Each party hereto, as a Recipient, hereby shall take all commercially reasonable actions necessary or desirable, including with respect to its officers, directors, employees and all other authorized persons having access to the confidential information or trade secrets of the Owner, to satisfy its obligations to protect and maintain the confidentiality and security of such confidential information or trade secrets, including the source code of the Software.

                 (c) It is recognized and acknowledged between the parties hereto that the covenants respecting confidentiality set forth in this Section VIII hereof are essential elements of this Agreement and shall continue after the Closing or the termination of this Agreement for any reason. Each party further acknowledges that the Owner of the confidential information and trade secrets may have no adequate remedy at law if the Recipient shall violate the terms thereof. In such event, the Owner shall have the right, in addition to any other rights and remedies it may have, to obtain in any court of competent jurisdiction injunctive relief or other equitable relief with regard to any breach or threatened breach thereof or otherwise specifically enforce the provisions of this Agreement without bond, security or proof of actual damages.

                 (d)      The parties each agree as follows:

                          (i)     Confidential information and trade secrets of
the Owner that are disclosed to Recipient or to which Recipient obtains access shall not be disclosed by Recipient to others, except to directors, officers, employees and consultants of the Recipient having a need to know in connection with the consideration and/or consummation of the transactions contemplated herein and Recipient shall be responsible for such other person's compliance with the confidentiality obligations of this Section VIII.

                          (ii)    The Recipient, when receiving such
confidential information or trade secrets from the Owner, shall protect such confidential information and trade secrets with the same degree of care (A) that Recipient regularly employs to safeguard its own confidential information or trade secrets of like importance from unauthorized use or disclosure or (B) which a prudent business person employs to safeguard its own confidential information or trade secrets of like importance from unauthorized use or disclosure, whichever is greater.

                          (iii)   The rights and obligations of the parties
with respect to all such confidential information and trade secrets of the Owner that are disclosed and subject to this Agreement shall survive termination of this Agreement and shall remain in effect for a period of five
(5) years from the date of this Agreement; provided, however, that the expiration of the above five (5) years shall not affect any rights of the parties with respect to patents, trademarks, copyrights and trade secrets, and trade secrets shall be protected by this Section VIII as long as they may be legally protected or constitute a trade secret.

                          (iv)    Any portion of such Owner's confidential
information or trade secret that:

                                  (A)      is rightfully received from a third
party who has a lawful right to disclose it without accompanying markings or disclosure restrictions;

                                  (B)      is independently developed by
employees of the Recipient who have not had access to such confidential information or trade secret;

                                  (C)      is or becomes publicly available
through no breach or wrongful act of the Recipient;

                                  (D)      is already known by the Recipient as
evidenced by documentation bearing a date prior to the first date of disclosure by the Owner; or

                                  (E)      is approved for release in writing
by the President of the Owner;

is not entitled to the protection provided in this Section VIII, except for patent, trademark and copyright protection as provided by law.

                 (e) Confidential information and trade secrets of Company have been and will be used by IFC only in connection with its evaluation of Company and the decision to acquire Company and confidential information and trade secrets of IFC have been and will be used by Company and the Shareholders only in furtherance of the Merger as contemplated herein.

                 (f) Notwithstanding the foregoing, nothing herein shall restrict the right of either party to disclose such confidential information or trade secret that is disclosed pursuant to a judicial or administrative order, but only to the extent so ordered, provided, however, that the party receiving such order shall notify the other party of such order in sufficient time to permit such other party to intervene in response to such order or to take such other reasonable steps as may be necessary to protect the confidentiality thereof.

                 (g) All such confidential information and trade secrets and copies thereof of Owner shall remain the property of the Owner. All such written confidential information and trade secrets, and any copies thereof, shall be promptly returned to the Owner upon written request, or destroyed at the Owner's options. All reports and other documents prepared by a Recipient containing any such confidential information or trade secrets shall be destroyed at the Owner's written request and the Recipient shall so certify to Owner upon Owner's request that it has been destroyed. The restrictions on disclosure and use shall survive the return and destruction of such written confidential information and trade secrets, reports and other documents and the Closing.

                 (h) Upon the Merger as contemplated herein, all trade secrets and confidential information owned by Company shall be owned by Eracdem as of the Closing for purposes of this Agreement, including this Section VIII.

                 (i)      Notwithstanding the foregoing, nothing in this
Section VIII shall restrict the disclosure of any confidential information in any registration statement filed with the Securities and Exchange Commission in contemplation of the Public Offering, including the Prospectus which is a part thereof, and the public distribution of the Prospectus, including preliminary prospectuses and registration statement.

                                  SECTION IX.
                                INDEMNIFICATION

         9.1     INDEMNIFICATION BY THE SHAREHOLDERS.

                 (a) The Shareholders hereby agree, jointly and severally, to indemnify and hold IFC and Eracdem, and their successors (collectively "Purchaser" for purposes of this Section IX only) harmless at all times from and after the Closing, against and in respect of the following:

                          (i)     All losses, liabilities, costs and damages,
including without limitation, interest, penalties and fines, resulting from any
(a) breach of a representation or warranty of the Shareholders set forth herein or (b) non-fulfillment of any agreement or covenant, on the part of the Shareholders set forth herein.

                          (ii)    All expenses, including reasonable attorney
fees, arising from or incurred in connection with suits, proceedings, decrees or judgments incident to any of the foregoing.

All losses, liabilities, costs, damages and expenses for which indemnification is provided herein are collectively referred to as "IFC Losses".

                 (b) The period during which Purchaser must give notice in writing to the Shareholders of claims for indemnification hereunder shall expire on the second anniversary of the Closing except that such period shall be extended to the applicable statute of limitations plus thirty (30) days with respect to claims (i) for unpaid taxes and failure to file required tax reports, including related interest, penalties and fines ("Tax Claims"), (ii) for breaches of Section VIII, and (iii) for breaches of any covenant or obligation which first arises after the Closing.

                 (c) Interest at the prime rate shall accrue and be paid on all amounts to be indemnified from the date of the Closing to the date of payment by the Shareholders, or if payment of a IFC Loss is made after the Closing by Purchaser, from the date of such payment by Purchaser to the date of indemnification by the Shareholders.

                 (d)      The total liability of each Shareholder under this
Section IX shall not exceed the consideration received or to be received by such Shareholder pursuant to Section II.

                 (e) In the event that any third party asserts an action or claim as to which Purchaser is entitled to indemnification hereunder, Purchaser shall notify the Shareholders in writing of any such asserted liability with reasonable promptness, and the Shareholders shall have a right to compromise or defend any such matter involving such asserted liability, through counsel of their own choosing who shall be subject to the approval of the Purchaser, which approval will not be unreasonably withheld, at the expense of the Shareholders; provided, however, that the Shareholders shall indemnify Purchaser against any costs and damages resulting from the failure of the Shareholders to defend or pay such claims. In the event the Shareholders shall notify Purchaser in writing promptly of the intention of the Shareholders to do so, Purchaser shall cooperate with the Shareholders and their counsel in the compromising of or the defending against any such liabilities or claims, at the expense of the Shareholders unless the Shareholders are entitled to recover such expenses as provided in this Section IX and provide the Shareholders with reasonable access to the books and records of Eracdem and Company to the extent necessary for the compliance with any document request and the reasonable defense of such claim.

                 (f) Purchaser shall be entitled to payment hereunder only if and to the extent the aggregate IFC Losses under this Agreement exceed Thirty-Five Thousand Dollars ($35,000).

                 (g) The amount of any IFC Loss shall be reduced by amounts received by the Purchaser under any policy of insurance maintained by Company prior to the Closing. Amounts received from any such policy of insurance after the receipt of payment of any IFC Loss from the Shareholders shall be promptly reimbursed to the Shareholders.

         9.2     INDEMNIFICATION BY IFC AND ERACDEM.

                 (a) Each of IFC and Eracdem hereby agrees, jointly and severally, to indemnify and hold the Shareholders harmless at all times from and after the Closing, against and in respect of the following:

                          (i)     All losses, liabilities, costs and damages,
including without limitation, interest, penalties and fines, resulting from any
(a) breach of a representation or warranty of IFC or Eracdem set forth herein or (b) non-fulfillment of any agreement or covenant, on the part of IFC or Eracdem set forth herein.

                          (ii)    All expenses, including reasonable attorney
fees, arising from or incurred in connection with suits, proceedings, decrees or judgments incident to any of the foregoing.

All losses, liabilities, costs, damages and expenses for which indemnification is provided herein are collectively referred to as "Shareholder Losses".

                 (b) The period during which the Shareholders must give notice in writing to Purchaser of claims for indemnification hereunder shall expire on the second anniversary of the Closing except that such period shall be extended to the applicable statute of limitations for breaches of Section VIII and for breaches of any covenant or obligation which first arises after the Closing.

                 (c) Interest at the prime rate payable shall accrue and be paid on all amounts to be indemnified from the date of the Closing to the date of payment by IFC or Eracdem, or if payment of a Shareholder Loss is made after the Closing by the Shareholder, from the date of such payment by any Shareholder to the date of indemnification by IFC or Eracdem.

                 (d)      The total liability of IFC and Eracdem under this
Section IX shall not exceed the consideration received or to be received by the Shareholders pursuant to Section II.

                 (e) In the event that any third party asserts an action or claim as to which the Shareholders are entitled to indemnification hereunder, the Shareholders shall notify IFC and Eracdem in writing of any such asserted liability with reasonable promptness, and IFC shall have a right to compromise or defend any such matter involving such asserted liability, through counsel of its own choosing who shall be subject to the approval of the Shareholders, which approval will not be unreasonably withheld, at the expense of IFC and Eracdem; provided, however, that IFC and Eracdem shall indemnify the Shareholders against any costs and damages resulting from the failure of IFC and Eracdem to defend or pay such claims. In the event IFC shall notify the Shareholders in writing promptly of the intention of IFC to do so, the Shareholders shall cooperate with IFC and its counsel in the compromising of or the defending against any such liabilities or claims, at the expense of IFC unless IFC is entitled to recover such expenses as provided in this Section IX.

                 (f) The Shareholders shall be entitled to payment hereunder with respect to Shareholder Losses for which IFC and Eracdem have agreed to indemnify pursuant to paragraph 9.2(a)(i)(a) only if and to the extent the aggregate of such Shareholder Losses under this Agreement exceed Thirty-Five Thousand Dollars ($35,000).

                 (g) The amount of any Shareholder Loss shall be reduced by amounts received by the Shareholders under any policy of insurance. Amounts received from any such policy of insurance after the receipt of payment of any Shareholder Loss from IFC or Eracdem shall be promptly reimbursed to IFC or Eracdem.


         9.3 REIMBURSEMENT. Purchaser or Shareholders, as the case may be, shall be reimbursed promptly for any Shareholder Loss or IFC Loss for which it is to be indemnified under paragraph 9.1 or 9.2. Purchaser and the Shareholders shall have the right to set off and deduct any IFC Loss or Shareholder Loss, as the case may be, against the amount of any obligation of such person however arising to the other person; provided, however, there shall be no offset against any salary, bonus or other compensation payable to Shareholder for services rendered as an employee or consultant. In the event of any dispute as to the right of set off or deduction of any amount or the amount of the IFC Loss or Shareholder Loss, the dispute shall be resolved as provided in paragraph 9.5. If Shareholder reimburses Purchaser for a breach of the warranties and representations set forth in paragraph 3.7, Purchaser shall assign all such uncollected receivables (together with all applicable documentation related thereto) to the Shareholders without further consideration.

         9.4 CLAIMS. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates for which the indemnifying party has not elected to compromise or defend as set forth in paragraph 9.1(e) or 9.2(e), the party to be indemnified, on not less than fifteen (15) days' notice to the indemnifying party, may make settlement of such claim, and such settlement shall be binding on the indemnifying party for the purposes of this Section IX; provided, however, that if within said fifteen (15) day period the indemnifying party shall have advised the indemnified party that the indemnifying party will contest any such claim at the expense of the indemnifying party and has provided reasonable assurances of the ability of the indemnifying party to pay such expenses and other losses should such occur, the indemnified party will promptly comply and the indemnifying party shall have the right to defend with counsel of its own choosing at its expense. Any payment or settlement resulting from such contest, together with the total expense thereof, shall be binding on the Shareholders and Purchaser for the purposes of this Section IX. Failure to give notice shall not constitute a defense, in whole or in part, to any claim by the indemnified party except and only to the extent that such failure to do so shall result in material prejudice to the indemnifying party.

         9.5 RESOLUTION OF DISPUTES. In the event of any dispute between Purchaser and the Shareholders over any claim by or on behalf of Purchaser or the Shareholders for indemnification under this Section IX and the parties are unable to resolve such dispute, either party may submit the dispute to binding arbitration as hereinafter provided. The arbitration shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. The arbitration shall be held before three arbitrators, unless the amount in dispute is less than One Hundred Thousand Dollars ($100,000), in which event the arbitration shall be held before one arbitrator. In the event the arbitration is to be held before three arbitrators, the Shareholders and IFC shall each appoint one arbitrator within thirty (30) days of the receipt of notice by the party commencing the arbitration which includes a copy of the petition filed with the AAA. The arbitrators shall select the third arbitrator. In the event the two arbitrators fail to do so within fifteen (15) days of their appointment or in the event a party hereto fails to designate an arbitrator or in the event only one arbitrator is to be appointed, such arbitrator(s) shall be appointed by the AAA. The arbitrator(s) shall be knowledgeable in the business of software distribution. All decisions by the arbitrators shall be by majority vote of the arbitrators. The award of the arbitrator(s) shall be binding on the parties hereto and such awards may be entered in any applicable court. The arbitration and all hearings in connection therewith shall be held in Georgia. The arbitrator(s) shall have no authority to award punitive damages or any other awards other than as herein contemplated. Notwithstanding the foregoing, the parties hereto may seek in a court proceeding a restraining order, or a preliminary or permanent injunction as permitted by law or equity whenever applicable to enjoin the unauthorized use of the confidential information or trade secret of a party hereto or as otherwise provided herein. All parties hereto agree to service by mail in any such proceedings. The parties shall be entitled to reasonable discovery of documents and deposition of witnesses prior to the arbitration hearing. In the event of any dispute with respect to such discovery, the dispute shall be submitted to the arbitrator(s) for determination.

                                   SECTION X.
                            COVENANT NOT TO COMPETE

                 (a) For a period of five (5) years following the Closing, each Shareholder agrees that he will not, directly or indirectly, including through an Affiliate, own, manage, operate, control, be engaged in, or participate in the ownership, management, operation, or control of or be connected in any manner or have any other direct or indirect financial interest in any business, firm, person, partnership, corporation, or concern which is engaged in any business of the type and character which is competitive with the Business which is being acquired by IFC upon the Merger in the United States. The Shareholder's employment by IFC or any subsidiary thereof shall not be deemed a violation of this Section X and the Employment Agreement between Company and Marc Kloner shall not be deemed a violation of this Section X. The Shareholders acknowledge that the Business is conducted throughout the United States.

                 (b) Notwithstanding the covenants contained in subparagraph (a), the Shareholders shall not be prohibited from owning less than 5% of any class of equity securities of a company which is listed on a recognized securities exchange or for which prices are quoted on the National Association of Securities Dealers Automated Quotation System.

                 (c) During the non-compete period set forth in subparagraph (a), each Shareholder in any capacity will not suggest, urge or persuade any user of the Software not to purchase or not to do business with IFC or the successor of the Business or solicit the employment of any employee of Company or its successor.

                 (d) Each state of the United States and each month of time covered by this covenant not to compete shall be deemed a severable unit, and should any court determine that the inclusion of all such states or months would render any such undertaking unreasonable or unenforceable for any reason, those units which are necessary in the judgment of the court to be deleted in order to render such undertaking reasonable and enforceable shall be deemed free of such non-compete undertaking but such undertaking shall remain in full force and effect as to each other unit of territory or time.

                 (e) Each Shareholder agrees that in addition to any other rights and remedies available to IFC for any breach by a Shareholder of his obligations under this Section X, IFC shall be entitled to enforcement of such obligations hereunder by court injunction or other equitable remedy and the Shareholders in such proceeding will not urge that IFC has an adequate remedy at law.

                                  SECTION XI.
                          TERMINATION AND ABANDONMENT

         11.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated at any time and the acquisition of the Company by the Merger as herein contemplated abandoned at any time prior to the Closing without liability of any party to any other party, except for breaches of warranties, representations, and covenants set forth in this Agreement which are within the control of the defaulting or non-performing party, under the following circumstances:

                 (a) The mutual written agreement of IFC, Eracdem, Company and the Shareholders;

                 (b) By IFC if the Closing has not occurred before June 30, 1997 because all conditions to the obligations of IFC and Eracdem have not been satisfied or waived or because the Shareholders have not made all required deliveries pursuant to Section V;

                 (c) By the Shareholders if the Closing has not occurred before June 30, 1997 because all conditions to the obligations of the Company and the Shareholders have not been satisfied or waived or because IFC and Eracdem have not made all required deliveries pursuant to Section VI; and

                 (d) Any party may terminate by written notice to the other if any action or proceeding shall have been instituted before any court or other governmental body or, to the knowledge of the party giving such notice, shall have been threatened formally in writing by any public authority with requisite jurisdiction, to restrain or prohibit the transactions contemplated by this Agreement or to subject one or more of the parties or their directors or their officers to liability on the grounds that it or they have breached any law or regulation or otherwise acted improperly in connection with such proposed transactions ("Governmental Objection"), and such action or proceeding shall not have been dismissed or such written threat shall not have been withdrawn or rescinded before June 30, 1997.

         11.2 RIGHTS AND OBLIGATIONS ON TERMINATION. If this Agreement is terminated and abandoned as provided in this Section XI, each party will, at the request of the other, return all documents, work papers, and other material of the requesting party, including all copies thereof, relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all information received by any party to this Agreement with respect to the business of any other party shall be governed by the confidentiality obligations of Section VIII and shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information except as may be required by law; provided, however, that this shall not apply to any document, work paper, material, or any other information which is a matter previously published in any publication for public distribution or previously filed as public information with any governmental authority or is otherwise in the public domain.

                                  SECTION XII.
                            MISCELLANEOUS PROVISIONS

         12.1 INVESTIGATIONS; SURVIVAL OF WARRANTIES. The respective representations, warranties and covenants of the parties hereto contained herein or in any certificates or other documents delivered prior to or on the Closing shall not be deemed waived or otherwise affected by any investigations made by any party hereto. Each and every representation, warranty and covenant of the parties hereto, and the indemnification provisions set forth in Section IX hereof, shall survive the Closing and remain operative in full force and effect as provided in Section IX.

         12.2 HEADINGS. The paragraph captions and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect its meaning or interpretation.

         12.3 FURTHER ASSURANCES. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement, including requests made after the Closing.

         12.4 FORCE MAJEURE. A party hereto shall not be liable for failure or delay in performing any of the party's obligations hereunder if such failure or delay is occasioned by compliance with any governmental regulation, request or order, or by circumstances beyond the reasonable control of the party so failing or delaying, including, but not limited to, Acts of God, war, insurrection, fire, flood, accident, or earthquakes. Each party shall (a) promptly notify the other in writing of any such event of force majeure, the expected duration thereof and its anticipated effect on the ability of such party to perform its obligations hereunder, and (b) make reasonable efforts to remedy any such event of force majeure.

         12.5 CUMULATIVE REMEDIES. Except as herein provided and subject to any applicable limitation herein provided, the parties shall have all remedies for breaches of this Agreement available to them provided by law or equity.

         12.6 ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties hereto regarding the acquisition of the Business by IFC through the Merger of the Company into Eracdem and related matters as set forth in this Agreement and supersedes all prior agreements and understandings, including the Stock Purchase Agreement among IFC and the Shareholders, as heretofore amended. No representations or agreements, whether written or oral, other than those contained or referenced herein, shall be binding on the parties. This Agreement may not be amended or modified except in a writing signed by all of the parties hereto.

         12.7 SPECIFIC PERFORMANCE. This Agreement may be specifically enforceable in accordance with applicable principles of law and equity. The parties hereby acknowledge that it is impossible to measure the monetary damages which would result from a party's failure to perform any obligation imposed upon such party by this Agreement. Therefore, if any party hereto should institute an action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is thereby brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any action or proceeding the claim or defense that an adequate remedy at law exists.

         12.8 NOTICES. All notices or other communications required or permitted to be given hereunder shall be given in writing to the address of the party set forth below their signature to this Agreement or to such other last authorized address/telecopier number of the intended recipient provided in writing to the party giving such notice, and shall be deemed to have been duly given on (i) the date of receipt if personally delivered or delivered by overnight courier, (ii) five (5) business days after posting if transmitted by postage prepaid registered or certified mail (return receipt requested), or
(iii) the date of transmission if transmitted by telecopy (with postage prepaid registered or certified mail confirmation) to the party to whom such notice or communication is being given. Any party hereto may change such party's address or the person to whom notice is given for purposes hereof by written notice to the other parties. Such notices are effective only upon receipt.

         12.9 NON-WAIVER OF DEFAULT. Any failure by any party hereto at any time or from time to time to enforce and/or require strict compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. All waivers hereunder must be in writing executed by the party waiving the right. The consummation of the transactions with knowledge of a breach of a warranty, representation or covenant shall not constitute a waiver of any such warranty, representation or covenant.

         12.10 PARTIAL INVALIDITY. If any term or provision of this Agreement, not essential to the basic purposes of the transactions contemplated herein, shall be held to be illegal, invalid or unenforceable by a court or arbitrator of competent jurisdiction, it is the intention of the parties hereto that (i) the remaining terms hereof shall constitute the agreement with respect to the subject matter hereof, (ii) all such remaining terms shall remain in full force and effect and shall be deemed to constitute the entirety of this Agreement as though such illegal, invalid or unenforceable provision had never been part hereof, and (iii) such illegal, invalid, or unenforceable provision shall be construed as closely as possible to the parties' original intent in order to render such provision legal, valid, or enforceable, as applicable.

         12.11 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

         12.12 FEES AND EXPENSES. Each party hereto shall pay all expenses which that party has incurred, including attorneys' and accountants' fees, in connection with this Agreement and the transactions contemplated hereby.

         12.13 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Georgia (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

         12.14 COUNTERPARTS AND EXHIBITS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Disclosure
Schedule is made a part of this Agreement.

         12.15 PUBLICITY. The Shareholders shall make no public announcement of the entering into of this Agreement or the terms and conditions hereof without the prior written consent of IFC thereto. The Shareholders acknowledge that IFC, as a publicly-held company, may be required or deem it desirable to make and as part of the proposed Public Offering may make such public disclosure of the execution of this Agreement and the terms and conditions hereof at any time hereafter. With respect to any disclosure prior to the Closing, IFC shall provide the Company and the Shareholders with a copy of any such disclosure promptly after it is made and, to the extent practical, will review any proposed press release and other public announcements with Company before it is released. After the Closing, the parties shall have no obligations to the other under this paragraph 12.15.


                                KCOMP MANAGEMENT SYSTEMS, INC.


                                By:
                                   ---------------------------------------
                                   Craig Bourne, President

                               Address for Notice:

                               Address:         10643 Jill Street
                                                Cypress, California  90630
                               Telecopy No.:    714-995-6404


                               SHAREHOLDERS:



                               --------------------------------------------
                               Name:  Craig Bourne

                               ADDRESS FOR NOTICE:

                               Address:         10643 Jill Street
                                                Cypress, California 90630
                               Telecopy No.:    714-995-6404




                               --------------------------------------------
                               Name:  Marc Kloner

                               ADDRESS FOR NOTICE:

                               Address:         21058 Mendenhall Court
                                                Topanga, California 90212
                               Telecopy No.:    818-347-6998


                               INFOCURE CORPORATION



                               By:
                                  -----------------------------------------
                                     Name:
                                          ---------------------------------
                                     Title:
                                           --------------------------------

                               ADDRESS FOR NOTICE:

                               Address: 2970 Clairmont Road, Suite 950 Atlanta, Georgia 30329

                               Telecopy No.:    404-636-7525
                               Attention:       President





                               ERACDEM CORPORATION



                               By:
                                  ---------------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------

                               ADDRESS FOR NOTICE:

                               Address:         2970 Clairmont Road, Suite 950
                                                Atlanta, Georgia  30329
                               Telecopy No.:    404-636-7525
                               Attention:       President